Exhibit 1(c)

                     PRUDENTIAL GOVERNMENT SECURITIES TRUST

                           Certificate of Amendment to
                        Certificate of Establishment and
                       Designation of Series of Shares of
                       Beneficial Interest, $.01 Par Value

    The undersigned, the duly elected and acting Assistant Secretary of Prudential Government Securities Trust (formerly "Prudential-Bache Government Securities Trust"), a Massachusetts trust with transferable shares (the "Fund"), established under a Declaration of Trust dated September 22, 1981, as amended and restated by an Amended and Restated Declaration of Trust dated September 6, 1988, and further amended by a Certificate of Establishment and Designation of Series dated November 1, 1990 (the "Certificate"), and by a Certificate of Amendment dated March 1, 1991 (as so restated and further amended, the "Declaration"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Fund by Section 9.3(c) of the Declaration and pursuant to the right and power reserved to them by Section 5 of the Certificate to change the designation of any Series of the Fund, the Trustees, acting by the affirmative vote of a majority of their number, duly cast at a meeting duly called and held on May 2, 1995, have determined that Section 1 of the Certificate be, and it is hereby, amended in its entirety, effective at the close of business on July 31, 1995, to read as follows:

"1.  The series shall be designated as follows:

         Short-Intermediate Term Series
         Money Market Series
         U.S. Treasury Money Market Series"

    IN WITNESS WHEREOF, I have hereunto set my hand on and as of the date set opposite my signature below.



Dated:  July 27, 1995                 /s/ Ronald Amblard
                                      _________________________________
                                          Ronald Amblard, Assistant Secretary